Exhibit 3.18

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EBS MASTER LLC

This Eighth Amended and Restated Limited Liability Company Agreement (this “Agreement”) of EBS Master LLC (the “Company”) is entered into effective as of the 2nd day of November, 2011, by and among the Company, Emdeon Inc. (“Emdeon”), EBS Holdco I, LLC (“Holdco I”), and EBS Holdco II, LLC (“Holdco II”, and collectively with Emdeon and Holdco I, the “Members”).

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on September 20, 2006 (the “Certificate”) and was governed prior to the effective date of this Agreement by the Sixth Amended and Restated Limited Liability Company Agreement, dated as of August 17, 2009 (the “Sixth Amended LLC Agreement”);

WHEREAS, the Seventh Amended and Restated Limited Liability Company Agreement, dated as of November 2, 2011 (the “Seventh Amended LLC Agreement”) is null and void and never became effective;

WHEREAS, the Members of the Company desire to amend and restate the Sixth Amended LLC Agreement (and the Seventh Amended LLC Agreement if contrary to the intent of the Members such Seventh Amended LLC Agreement were ever considered effective); and

WHEREAS, this Agreement shall supersede the Sixth Amended LLC Agreement (and the Seventh Amended LLC Agreement if contrary to the intent of the Members such Seventh Amended LLC Agreement were ever considered effective) in its entirety as of the date hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

Section 1. Name.

The name of the limited liability company shall be EBS Master LLC.

Section 2. Members.

The name and the business, residence or mailing addresses and Ownership Percentages of the Members as of November 2, 2011 are as set forth on Exhibit A. Exhibit A shall be amended from time to time so that it sets forth the Members’ respective Ownership Percentages in the Company from time to time.

Section 3. Registered Office/Registered Agent.

The address of the registered office of the Company in the State of Delaware, and the name and address of the registered agent of the Company for service of process on the Company in the State of Delaware, is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

Section 4. Purpose/Powers.

The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The Company shall have the power and authority to do any and all acts necessary or convenient to or in furtherance of said purposes, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited liability companies under the laws of the State of Delaware.

Section 5. Management.

Management, operation and policy of the Company shall be vested exclusively in Emdeon, the managing Member (the “Managing Member”). The Managing Member, acting through its duly authorized agents, is authorized and empowered on behalf and in the name of the Company to perform all acts and engage in all activities and transactions which it may in its sole discretion deem necessary or advisable in order to cause the Company to carry out its purpose and exercise the powers granted to the Company hereunder and under the Act. The Managing Member is an agent of the Company and the actions of such Managing Member in such capacity shall be binding on the Company without liability to the Managing Member so acting.

Section 6. Officers and Agents.

The Managing Member by written instrument signed by the Managing Member shall have the power to appoint agents to act for the Company with such titles as the Managing Member deems appropriate and to delegate to such agents such of the powers as are held by the Managing Member hereunder as the Managing Member may determine. The agents so appointed may include individuals holding titles such as Chair, Chief Executive Officer, President, Vice President, Chief Operating Officer, Chief Financial Officer, Secretary, Assistant Secretary, Treasurer, Assistant Treasurer or Controller. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority. The Managing Member by written instrument signed by the Managing Member may, in the sole discretion of the Managing Member, ratify any act previously taken by an agent acting on behalf of the Company. Except as provided in this Section 6, the Managing Member shall be the sole person with the power to bind the Company.

Section 7. Reliance by Third Parties.

Any person or entity dealing with the Company or the Managing Member may rely upon a certificate signed by the Managing Member as to: (a) the identity of the Managing Member, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Managing Member or are in any other manner germane to the affairs of the Company, (c) the persons who or entities which are authorized to execute and deliver any instrument or document for or on behalf of the Company or (d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Managing Member.

Section 8. Capital Accounts.

The Company shall maintain a capital account for each Member (each, a “Capital Account”), in accordance with Treasury Regulation Section 1.704-l(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. The Capital Account of each Member as of November 2,2011 is or will be set forth on Exhibit A hereto and thereafter shall be adjusted as provided in Treasury Regulation Section 1.704- l(b)(2)(iv).

Section 9. Allocation of Profits and Losses.

(a) Profits and Losses. Except as otherwise provided herein, Profits and Losses (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Sections 9(b) and 9(c), the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 12 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 12, to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets. For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Managing Member using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.

(b) Section 754 Election. The Company shall ensure that it has in effect at all times an election described in Section 754 of the Code. To the extent an adjustment to the adjusted tax basis of any Company assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Treasury Regulation Section 1.704-l(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of that adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset), and such gain or loss shall be specially allocated to the Members in the manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulation.

(c) Regulatory and Curative Allocations; Other Allocations.

(i) Company Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this Agreement, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in an amount equal to the portion of that Member’s share of the net decrease in Company Minimum Gain during such year that is allocable to the disposition of any Company assets subject to one or more Nonrecourse Liabilities of the Company. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(j)(2)(i). Any Member’s share of any net decrease in Company Minimum Gain shall be determined in accordance with Treasury Regulation Section 1.704-2(g). This Section 9(c)(i) is intended to comply with the minimum gain chargeback requirement in the Treasury Regulations and shall be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement except Section 9(c)(i), if there is a net decrease in Member Minimum Gain attributable to Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease of Member Minimum Gain. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(j)(2)(ii). Any Member’s share of the net decrease in Member Minimum Gain shall be determined in accordance with Treasury Regulation Section 1.704-2(i)(5). This Section 9(c)(ii) is intended to comply with the partner recourse debt minimum gain chargeback requirements in the Treasury Regulations and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulation Section 1.704-l(b)(2)(ii)(d), items of income and gain shall be specially allocated to the Members in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of that Member as quickly as possible.

(iv) Gross Income Allocation. If any Member has a deficit Capital Account balance at the end of any Fiscal Year that is in excess of the sum of (x) the amount that such Member is obligated to restore and (y) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation Sections 1.704-2(g)(l) and (i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 9(c)(iv) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 9 have been made as if Sections 9(c)(iii) and 9(c)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members pro rata in proportion to their Ownership Percentages. The amount of Nonrecourse Deductions for a Fiscal Year shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulation Section 1.704-2(d).

(vi) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(1).

(vii) Curative Allocations. The allocations set forth in Sections 9(c)(i) through 9(c)(vi) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1 (b) and 1.704-2. Notwithstanding any other provision of this Section 9 (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 9(c)(vii) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

Section 10. Tax Allocations.

(a) In General. Except as otherwise provided in this Section 10, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Section 9 hereof in accordance with the provisions of Treasury Regulation Section 1.704-l(b)(2)(iv), and to the extent consistent with such regulations, the other provisions of this agreement.

(b) Contributed Property. Items of income, gain, loss and deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the

Members in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder so as to take account of any variation between the Adjusted Basis and the initial Gross Asset Value of such property using any permissible method selected by the Managing Member.

(c) Adjustments to Value of Property. In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to that asset shall take into account any variation between the Gross Asset Value of that asset before such adjustment and its Gross Asset Value after such adjustment in the same manner as the variation between Adjusted Basis and Gross Asset Value is taken into account under Section 10(a) hereof with respect to contributed property, and such variation shall be allocated in accordance with the principles of Treasury Regulation Section 1.704-l(b)(2)(iv)(f) and Section 10(b) hereof.

(d) Recapture of Deductions and Credits. If any “recapture” of deductions or credits previously claimed by the Company is required under the Code upon the sale or other taxable disposition of any Company property, those recaptured deductions or credits shall, to the extent possible, be allocated to the Members in accordance with Treasury Regulation Section 1.1245-1(e).

(e) Limited Application. Allocations pursuant to this Section 10 are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(f) Allocation of Excess Nonrecourse Liabilities. All “excess nonrecourse liabilities,” as such term is defined in Treasury Regulation Section 1.752-3(a)(3), shall be allocated to the Members pro rata in proportion to their Ownership Percentages or in such other manner as may be determined by the Managing Member and set forth on a Schedule 10(f) from time to time.

Section 11. Distributions.

Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Managing Member.

Section 12. Dissolution.

(a) The Company shall have perpetual existence unless it shall be dissolved and its affairs shall have been wound up upon (a) the written consent of the Members or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act. None of the events described in Section 18-304 of the Act shall cause the Members to cease to be Members of the Company.

(b) The assets of the Company on winding-up shall be applied first to the expenses of the winding-up, liquidating and dissolution, then to creditors, and thereafter distributed to Members pro rata in proportion to their respective Ownership Percentages.

(c) No Member shall be personally liable for a deficit Capital Account balance of such Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

Section 13. Assignments.

No Member may assign its limited liability company interest to any person without the prior written consent of the Managing Member. Upon receiving such written consent, such person shall become a Member upon the filing of the instrument of assignment with the records of the Company.

Section 14. Amendments.

This Agreement may be amended or restated from time to time by the Members.

Section 15. Liability of Member.

The Members shall not have any liability for any obligations or liabilities of the Company except to the extent provided in the Act.

Section 16. Governing Law.

This Agreement shall be governed by, and construed under, the Laws of the State of Delaware, all rights and remedies being governed by said laws.

Section 17. Tax Classification.

The Company is properly classified as a partnership for federal tax purposes, and no party will take any action inconsistent with that classification.

Section 18. Definitions. As used in this Agreement, the following definitions shall apply:

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means the deficit balance if any, in such Member’s Capital Account at the end of any Fiscal Year, with the following adjustments: (a) credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulation Section 1.704-l(b)(2)(ii)(c), as well as any addition thereto pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(l) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and in the minimum gain attributable to any Member Nonrecourse Debt; and (b) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1 (b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Capital Contributions” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company with respect to interests in the Company held or purchased by such Member.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulation Section 1.702-2(b)(2) including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its Adjusted Basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member; and further provided that if the “remedial allocation method” described in Treasury Regulation Section 1.704-3(d) is used with respect to an asset, Depreciation with respect to such asset shall be computed under Treasury Regulation Section 1.704-3(d)(2).

“Fair Market Value” means the fair market value of any property as determined in good faith by the Managing Member after taking into account such factors as the Managing Member shall deem appropriate.

“Fiscal Year” means, subject ,to the provisions of Section 706 of the Code, (a) any 12-month period commencing on January 1st and ending on December 31st or (b) any portion of the period described in clause (a) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Section 9 hereof.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such Asset;

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (iii) the issuance by the Company of interests in the Company that are profits interests; and (iv) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1 (b)(2)(ii)(g) (other than a liquidation pursuant to Section 708(b)(1)(B) of the Code); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal to the gross Fair Market Value of such asset on the date of distribution; and

(d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-l(b)(2)(iv)(m) and subsection (f) in the definition of “Profits” and “Losses” and Section 8 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulation Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulation Sections 1.704-2(d) and 1.704-2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulation Sections 1.704-2(i)(l) and 1.704-2(i)(2).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(l).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).

“Ownership Percentage” means, with respect to any Member, the percentage of the membership interests in the Company owned by such Member.

“Profits” and “Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) any depreciation, amortization and/or cost recovery deductions with respect to any asset shall be deemed to be equal to the Depreciation available with respect to such asset;

(b) any income or gain of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(c) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(d) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(e) gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

(f) any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Sections 9(c) and 10 hereof shall not be taken into account in computing Profits and Losses for any taxable year.

“Treasury Regulations” means the Treasury regulations, including temporary regulations, promulgated under the Code.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Operating Agreement as of Dec. 30, 2011.

EBS MASTER LLC

By:	/s/ Gregory T. Stevens
Name:	Gregory T. Stevens
Title:	Secretary

EMDEON INC.

By:	/s/ Gregory T. Stevens
Name:	Gregory T. Stevens
Title:	Executive Vice President, General Counsel and Secretary

EBS HOLDCO I, LLC

By:	/s/ Gregory T. Stevens
Name:	Gregory T. Stevens
Title:	Secretary

EBS HOLDCO II, LLC

By:	/s/ Gregory T. Stevens
Name:	Gregory T. Stevens
Title:	Secretary

[8th Amended and Restated Operating Agreement—EBS Master LLC]

Exhibit A

Member	Ownership Percentage (as of January 1, 2012)
Emdeon Inc. 3055 Lebanon Pike Suite 1000 Nashville, Tennessee 37214 Attention: Gregory T. Stevens	28.60%

EBS Holdco I, LLC 3055 Lebanon Pike Suite 1000 Nashville, Tennessee 37214 Attention: Gregory T. Stevens	21.99%

EBS Holdco II, LLC 3055 Lebanon Pike Suite 1000 Nashville, Tennessee 37214 Attention: Gregory T. Stevens	49.41%

[8th Amended and Restated Operating Agreement—EBS Master LLC]